Exhibit 3.2

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE MAKER.

BOXLIGHT CORPORATION

Promissory Note

Issuance Date: June 22, 2018	$656,000.00

FOR VALUE RECEIVED, Boxlight Corporation, a Nevada corporation (referred to herein as the “Maker”) with a business address at 1045 Progress Circle, Lawrenceville, Georgia 30041, hereby unconditionally agrees and promises to pay to the order of Darin Beamish and Silvia Beamish, the shareholders of 100% of the issued and outstanding capital stock of Qwizdom, Inc., a Washington corporation (“Qwizdom USA”) (which in turn owns !00% of Qwizdom UK Limited, a corporation organized under the laws of Northern Ireland (“Qwizdom UK”), and/or their successors and assigns (the “Holders”), at an address of the Holders that they may from time to time designate, in lawful money of the United States of America, the principal sum of SIX HUNDRED AND FIFTY-SIX THOUSAND ($656,000) DOLLARS (the “Principal Amount”), together with interest on the outstanding Principal Amount evidenced by this Note at the Interest Rate (as defined below).

This Note is being issued to the Holders as a part of the Purchase Price being paid to the Holders by Maker pursuant to that certain Stock Purchase Agreement by and among the Maker, the Holders, Qwizdom USA, and Qwizdom UK, dated June 22, 2018 (the “Purchase Agreement”). Unless otherwise expressly defined in this Note, all capitalized terms used herein shall have the same meaning as assigned to them in the Purchase Agreement.

1. Payment of Note. Unless accelerated by Holders as a result of Section 3 under this Note, all principal and accrued interest will be due and payable as follows:

(a) The principal and accrued interest under this Note shall be due and payable in twelve (12) equal quarterly payments. The first quarterly payment will be due on the last business day of the third (3rd) calendar month following the Issuance Date (excluding the month in which the Issuance Date occurs), and subsequent quarterly payments are to be made on the last business day of the 6th, 9th and 12th calendar month and quarterly thereafter until the Maturity Date (as defined below).

(b) The “Maturity Date” is the date upon which all then outstanding principal and accrued interest on this Note shall be immediately due and payable and shall be the first to occur of (i) the Maker completing a public offering of its common stock or private placement of its debt or equity securities (each a “Financing”) that results in the Maker receiving gross proceeds from such Financing of $10,000,000 or more, or (ii) that date which shall be the last business day of the thirty-sixth (36th) month following the Issuance Date (excluding for purpose of such calculation the month on which the Issuance Date occurs).

2. Interest. Interest shall be payable on the outstanding Principal Amount (“Interest”) at the rate of right (8%) percent per annum (the “Interest Rate”) and shall be calculated on the basis of a three hundred and sixty-five (365) day year and charged for the actual number of days elapsed. Interest shall accrue on the original principal balance only and there shall be no accrual of interest upon interest.

3. Events of Default. The Holders are hereby authorized to declare all or any part of the entire outstanding Principal Amount of this Note plus all Interest accrued thereon (the “Indebtedness”) immediately due and payable upon the occurrence and during the continuation of any of the following events (each, an “Event of Default”):

(a) the failure of Maker to pay each Principal Amount payable hereunder, when due, and the remaining Principal Amount of this Note and all accrued Interest hereon when the same shall be due and payable, which failure is not cured by Maker within fifteen (15) Business Days after written notice of such failure to pay has been given by the Holders to the Maker; or

(b) the filing by either of the Maker of any petition for relief under the United States Bankruptcy Code or any similar federal or state statute, or either Obligor’s consent to or acquiescence in any such filing by a third party, or the Maker shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing; or

(c) the making by either of the Maker of an application for the appointment of a custodian, trustee or receiver for, or of a general assignment for the benefit of creditors by either of the Maker, or their consent to or acquiescence in any such application by a third party or the Maker shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing; or

(d) the insolvency of either of the Maker or the failure of the Maker generally to pay its debts as such debts become due; or

(f) the dissolution, winding up, or termination of the business or cessation of operations of either of the Maker (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Maker pursuant to the provisions of their charter documents), or the Maker shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

4. Prepayment. Maker shall be permitted to prepay any amounts contemplated under this Note in full or in part at any time prior to the Maturity Date without penalty or premium of any kind.

5. Governing Law. The provisions of this Note shall be construed according to the internal substantive laws of the State of Nevada without regard to conflict of laws principles. If any provision of this Note is in conflict with any statute or rule of law of the State of Nevada or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed to be restated so that it may be enforced to the fullest extent permitted by law, and the remainder of this Note shall remain in full force and effect.

6. Waivers. Maker hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Holders in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

7. Transfer. This Note may be transferred or assigned, in whole or in part, by the Holders at any time. The term “Holders” as used herein shall also include any transferee of this Note. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

8. Attorneys’ Fees. In the event that any Party hereto institutes any legal suit, action or proceeding, against another Party in respect of a matter arising out of or relating to this Note, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

9. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses specified in the Purchase Agreement.

HOLDERS AND MAKER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST HOLDERS OR MAKER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. MAKER ACKNOWLEDGES THAT THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

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Signature page follows

IN WITNESS WHEREOF, this Note has been executed by Maker as of the day and year first set forth above.

Boxlight Corporation

By:
Name:	Michael Pope,
Title:	President